Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Laura J. Wakeley
717-291-2616

Fulton Financial reports third quarter earnings of $0.16 per share

Overview of the Third Quarter of 2010

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Diluted earnings per share for the third quarter of 2010 increased two cents, or 14.3 percent, in comparison to the second quarter of 2010. One cent of this increase resulted from a $3.3 million increase in mortgage banking income as a result of a change in the valuation methodology for the Corporation’s mortgage pipeline.

•	Provision for loan losses of $40.0 million, which remained unchanged from the second quarter of 2010. Non-performing assets increased $30.2 million, or 8.8 percent, over the second quarter of 2010.

•

In July 2010, the Corporation redeemed all of its outstanding preferred stock held by the U.S. Department of the Treasury (UST) for $376.5 million. Upon redemption, the Corporation accreted its remaining preferred stock discount, resulting in a $5.5 million, or three cents per diluted share, reduction to third quarter net income available to common shareholders.

•

In September 2010, the Corporation repurchased its outstanding common stock warrant for the purchase of 5.5 million shares of its common stock, also held by the UST, for $10.8 million. The repurchase of the warrant had no impact on diluted earnings per share.

(October 19, 2010) – Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) reported net income available to common shareholders of $31.5 million, or 16 cents per diluted share, for the third quarter ended September 30, 2010, compared to $26.6 million, or 14 cents per diluted share, for the second quarter of 2010.

“Residential mortgage activity along with an increase in our net interest margin contributed to continued earnings improvement in the third quarter. Our strong capital position enabled us to repay our U. S. Treasury TARP funds, in full, and to repurchase the associated warrant”, said R. Scott Smith, Jr., Chairman and CEO. “Since the economic recovery has been slower than anticipated, our financial performance continues to reflect asset quality challenges. While deposit

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growth has been good, loan demand has been comparatively light, as consumer and business spending patterns reflect continued economic uncertainty. Expenses were again well controlled”.

In the third quarter of 2010, net income available to common shareholders increased $13.2 million, or 72.2 percent, in comparison to the third quarter of 2009. This increase was primarily due to a $9.3 million increase in gains on sales of mortgage loans, a $7.4 million increase in net interest income and a $5.0 million decrease in the provision for loan losses, partially offset by a $7.0 million increase in income taxes.

For the nine months ended September 30, 2010, net income available to common shareholders increased $46.1 million, or 134.0 percent, in comparison to the prior year. The increase was primarily due to a $33.0 million increase in net interest income, a $25.0 million decrease in the provision for loan losses and a $6.9 million decrease in FDIC insurance expense, partially offset by a $23.5 million increase in income taxes.

Asset Quality

Non-performing assets were $372.8 million, or 2.28 percent of total assets, at September 30, 2010, compared to $342.6 million, or 2.06 percent, at June 30, 2010 and $300.9 million, or 1.82 percent of total assets, at September 30, 2009. The increase in non-performing assets in comparison to the second quarter of 2010 occurred primarily in construction loans, commercial loans and residential mortgages.

Annualized net charge-offs for the quarter ended September 30, 2010 were 1.19 percent of average total loans compared to 0.97 percent for the quarter ended June 30, 2010 and 0.81 percent for the quarter ended September 30, 2009. The allowance for credit losses as a percentage of non-performing loans was 83.2 percent at September 30, 2010 in comparison to 88.5 percent at June 30, 2010 and 85.8 percent at September 30, 2009.

Net Interest Income and Margin

Net interest income for the third quarter of 2010 increased $1.0 million, or 0.7 percent, from the second quarter of 2010 and increased $7.4 million, or 5.6 percent, compared to the same period in 2009. The Corporation’s net interest margin was 3.81 percent for the third quarter of 2010, 3.76 percent for second quarter of 2010 and 3.55 percent for the third quarter of 2009.

In May 2010, the Corporation issued 21.8 million shares of its common stock for total proceeds of $226.3 million. The proceeds from the common stock issuance were held in other interest-earning assets until the Corporation was able to redeem its outstanding preferred stock in July 2010. Had the preferred stock been redeemed concurrently with the common stock issuance,

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the net interest margin for the third and second quarters of 2010 would have been 3.83 percent and 3.82 percent, respectively.

Average Balance Sheet

Total average assets for the third quarter of 2010 were $16.4 billion, a decrease of $197.8 million, or 1.2 percent, from the second quarter of 2010 and a decrease of $200.9 million, or 1.2 percent, from the third quarter of 2009.

The majority of the decrease from the second quarter of 2010 occurred in other interest-earning assets and resulted from the delay between the common stock issuance and the redemption of the preferred stock, as noted above.

Average loans, net of unearned income, for the third quarter of 2010 were essentially unchanged in comparison to the second quarter of 2010.

	Quarter Ended
	Sep 30 2010	Jun 30 2010	Increase (decrease)
			$	%
	(dollars in thousands)
Loans, by type:
Real estate - commercial mortgage	$4,341,685	$4,319,540	$22,145	0.5%
Commercial - industrial, financial and agricultural	3,671,128	3,686,442	(15,314)	(0.4%)
Real estate - home equity	1,643,615	1,638,260	5,355	0.3%
Real estate - residential mortgage	998,165	972,129	26,036	2.7%
Real estate - construction	868,497	909,836	(41,339)	(4.5%)
Consumer	366,719	362,883	3,836	1.1%
Leasing and other	68,336	70,086	(1,750)	(2.5%)

Total Loans, net of unearned income	$11,958,145	$11,959,176	$(1,031)	—%

As in the first half of 2010, weak loan demand continued to hamper overall portfolio growth in the third quarter of 2010. Growth in average residential mortgages and commercial mortgages was more than offset by a decrease in construction loans and commercial loans.

Average investments were $2.8 billion, a $94.2 million, or 3.3 percent, decrease from the second quarter of 2010. Sales and maturities of collateralized mortgage obligations and mortgage backed securities exceeded purchases due to the low interest rate environment.

Average deposits for the third quarter of 2010 increased $161.3 million, or 1.3 percent, from the second quarter of 2010.

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	Quarter Ended
	Sep 30 2010	Jun 30 2010	Increase (decrease)
			$	%
	(dollars in thousands)
Deposits, by type:
Noninterest-bearing demand	$2,140,866	$2,079,674	$61,192	2.9%
Interest-bearing demand	2,129,407	2,019,605	109,802	5.4%
Savings deposits	3,214,558	3,090,857	123,701	4.0%

Total, excluding time deposits	7,484,831	7,190,136	294,695	4.1%
Time deposits	4,987,212	5,120,648	(133,436)	(2.6%)

Total Deposits	$12,472,043	$12,310,784	$161,259	1.3%

Non-interest Income

Other income, excluding investment securities gains, increased $7.2 million, or 16.7 percent, in comparison to the second quarter of 2010. Gains on sales of mortgage loans increased $9.0 million, or 295.4 percent, due to an increase in the volume of loans sold and the margin on such sales. In addition, during the third quarter the Corporation revised the methodology for determining the fair value of its mortgage banking pipeline to properly recognize expected gains in the period when mortgage rates are locked with the borrowers. This change in methodology resulted in an acceleration of mortgage banking income in the third quarter, totaling $3.3 million. Offsetting this increase was a $730,000, or 4.7 percent, decrease in service charges on deposit accounts, due to a decrease in overdraft fees as a result of regulatory changes, and a $1.2 million, or 22.0 percent, decrease in other income, primarily due to a decrease in gains on sales of other real estate and a $550,000 increase in the reserve for mortgage servicing rights impairment recorded in the third quarter of 2010.

Compared to the third quarter of 2009, other income, excluding investment securities gains (losses), increased $9.0 million, or 21.9 percent, primarily due to a $9.3 million increase in gains on sales of mortgage loans due to an increase in the margin on loans sold and the aforementioned $3.3 million change. Other service charges and fees increased $634,000, or 6.3 percent, as debit card fees grew due to an increase in transaction volumes partially due to the introduction of a new rewards points program in 2010. Investment management and trust services income increased $413,000 or 5.0 percent, due to an increase in brokerage revenue. These increases were offset by a $569,000, or 3.7 percent, decrease in service charges on deposit accounts, due almost entirely to a decrease in overdraft fees, and a $550,000 increase in the reserve for mortgage servicing rights impairment recorded in the third quarter of 2010.

Investment securities gains in the third quarter of 2010 were $1.8 million compared to gains of $904,000 in the second quarter of 2010 and losses of $45,000 in the third quarter of

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2009. The following table summarizes the net realized gains (losses) and other-than-temporary impairment charges by type of security:

	Quarter Ended
	Sep 30 2010	Jun 30 2010	Sep 30 2009
	(in thousands)
Net realized gains (losses):
Debt securities	$4,431	$4,388	$3,109
Equity securities	210	14	(359)
Other-than-temporary impairment charges:
Debt securities	(2,335)	(2,989)	(1,846)
Equity securities	(480)	(509)	(949)

Investment securities gains (losses)	$1,826	$904	$(45)

Other-than-temporary impairment charges for debt and equity securities were related to the Corporation’s investments in pooled trust preferred securities issued by financial institutions and financial institutions stocks, respectively.

Non-interest Expense

Other expenses increased $1.7 million, or 1.6 percent, in the third quarter of 2010 compared to the second quarter of 2010. Marketing expenses increased $330,000, or 14.5 percent, due to additional promotional activities during the third quarter. The $1.7 million, or 10.8 percent, increase in other expenses was primarily due to a $742,000, or 39.5 percent, increase in repossession and expenses related to the sale and maintenance of other real estate owned, a $435,000 increase in litigation reserves associated with the Corporation’s share of indemnification liabilities with Visa, Inc. and a $355,000 increase in software maintenance costs. Offsetting these increases was a $427,000 decrease in FDIC insurance expense, due to the Corporation opting out of the Transaction Account Guarantee (TAG) program.

Other expenses increased $2.0 million, or 2.0 percent, in the third quarter of 2010 compared to the same period in 2009.

About Fulton Financial

Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which has nearly 3,800 employees and operates more than 270 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Delaware National Bank, Georgetown, DE; The

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Bank, Woodbury, NJ; Skylands Community Bank, Hackettstown, NJ and The Columbia Bank, Columbia, MD.

The Corporation’s investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks through Fulton Mortgage Company.

Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement

This news release may contain forward-looking statements with respect to the Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends,” and similar expressions which are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Corporation’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. The Corporation undertakes no obligation, other than required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Many factors could affect future financial results including, without limitation: asset quality and the impact on assets from adverse changes in the economy and in credit and other markets and resulting effects on credit risk and asset values; acquisition and growth strategies; market risk; changes or adverse developments in economic, political or regulatory conditions; a continuation or worsening of the current disruption in credit and other markets, including the lack of or reduced access to, and the abnormal functioning of, markets for mortgages and other asset-backed securities and for commercial paper and other short-term borrowings; changes in the levels of FDIC deposit insurance premiums and assessments; the effect of competition and interest rates on net interest margin and net interest income; investment strategy and income growth; investment securities gains and losses; declines in the value of securities which may result in charges to earnings; changes in rates of deposit and loan growth or a decline in loans originated; balances of risk-sensitive assets to risk-sensitive liabilities; salaries and employee benefits and other expenses; amortization of intangible assets; goodwill impairment; capital and liquidity strategies, and other financial and business matters for future periods.

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For a more complete discussion of certain risks and uncertainties affecting the Corporation, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Corporation’s filings with the Securities and Exchange Commission.

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2010